Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Arco Platform Limited for the registration of Class A common shares, debt securities, warrants, rights and units, and to the incorporation by reference therein of our report dated March 19, 2019, with respect to the consolidated financial statements of Arco Platform Limited, included in its Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

Fortaleza, Brazil

October 18, 2019